Exhibit 99.1


                Semtech Announces First Quarter Results


    CAMARILLO, Calif.--(BUSINESS WIRE)--May 27, 2003--Semtech Corporation (Nasdaq:SMTC) today announced results for its fiscal year 2004 first quarter that ended April 27, 2003.
    Sales for the first quarter of fiscal year 2004 were $44.0 million and net income was $8.3 million or 11 cents per diluted share. Sales for the first quarter of fiscal year 2003 were $49.2 million and net income was $10.0 million or 13 cents per diluted share. Gross margin was 56.5 percent in the first quarter of fiscal year 2004, compared to
56.2 percent in the prior quarter and 57.1 percent in the prior year first quarter. Sales for the fourth quarter of fiscal year 2003 were $44.5 million and net income was $62,000.
    Semtech continued to strengthen its balance sheet. Long-term debt was reduced by $59.5 million during the first quarter of fiscal year 2004. Cash and marketable securities, net of outstanding debt, increased to $248.3 million. Annualized inventory efficiencies improved to 5.2 turns of inventory per year as of the first quarter.
    The Company has bought back $250.0 million in convertible subordinated notes and common stock under its current buyback program, and has remaining $25.0 million authorized for additional purchases. In the first quarter of fiscal year 2004, the Company recorded a $2.8 million pre-tax gain on the repurchase of convertible subordinated notes.
    Shipments of all product lines, except for Test and Measurement and Desktop Power Management, increased sequentially in the first quarter of fiscal year 2004. Portable Power Management sales were up 11 percent sequentially and up 136 percent compared to the prior year period. Protection Product sales in the first quarter were up 9 percent from the prior quarter and Advanced Communications product sales were up 27 percent.
    New orders in the first quarter of fiscal year 2004 were up slightly over the prior quarter. The largest percentage increases were in the Test and Measurement and Human Input Device (HID) product lines. The largest decline in new orders was in Desktop Power Management, reflecting lower demand from the computer gaming segment and delays in new desktop designs. Orders from desktop computer customers are forecasted to improve toward the end of the second quarter, as Semtech begins to benefit from increased market-share in next generation systems.
    Jack Poe, Semtech's Chairman and CEO, commented, "Sales of products used in portable applications remained strong in the first quarter and were up over 105 percent compared to the prior year. In particular, our market-share in powering notebook computers and color screens in cellular phones has increased substantially. First quarter results were negatively impacted by seasonal weakness and average selling price declines in products sold into the desktop computer market. Sales to computer gaming and automated test equipment (ATE) customers were also weak."
    Mr. Poe added, "New orders were at their highest level in the past four quarters and suggest there will be improved growth opportunities in the second half of fiscal year 2004. We expect continued strength in portable applications and improvements in the desktop, ATE and telecom end-markets to begin late in the second quarter."
    The expected improvement in second half conditions is broad based, including assumed higher rates of growth from several newer product lines. Semtech's highly proprietary SETS product line, used for timing and synchronization in high-end networking systems, is benefiting from design wins secured in the last two years. Semtech's industry leading HID technology is gaining traction at several major OEMs. Finally, the Networking/Industrial Power Management product line secured 33 new design wins in the first quarter, including designs with power supply makers which support broad end-applications.
    Semtech estimates that net sales for the second quarter of fiscal year 2004 will be flat to up 2 percent from the first quarter. Turns orders (orders received and shipped in the same quarter) of approximately 51 percent are required to achieve this forecast. Gross margin and operating income are forecasted to improve. Interest and other income will be down in the coming quarter due to lower rates of return on investments and the expected absence of gain on the repurchase of convertible subordinated notes. Earnings per diluted share are forecasted to be either 9 or 10 cents in the second quarter.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.



                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands - except per share amounts)

                                   Three Months Ended
                                  April 27,  April 28,
                                    2003       2002

Net sales                         $44,017   $49,188
Cost of sales                      19,160    21,108
Gross profit                       24,857    28,080

Operating costs and expenses:
Selling, general and
 administrative                     8,946     8,412
Product development and
 engineering                        7,825     7,524

Total operating costs and
 expenses                          16,771    15,936

Operating income                    8,086    12,144

Interest and other income,
 net                                2,792     1,179

Income before provision for taxes  10,878    13,323
Provision for taxes                 2,611     3,331

Net income                         $8,267    $9,992

Earnings per share:
Basic                               $0.11     $0.14
Diluted                             $0.11     $0.13

Weighted average number of shares:
Basic                              73,236    72,681
Diluted                            76,522    78,997

Notes regarding Consolidated Statements of Income:

1.) In the first quarter of fiscal year 2004, $484,000 of previously written-off inventory was sold and $229,000 of previously written-off inventory was sold in the first quarter of fiscal year 2003.

2.) "Interest and other income, net" includes a gain on the repurchase of convertible subordinated notes of $2.8 million in the first quarter of fiscal year 2004 and a loss of $38,000 in the first quarter of fiscal year 2003.


                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                        April 27,         January 26,
                                          2003               2003
                                       (Unaudited)
Assets

Current assets:
Cash and cash equivalents               $147,800           $137,041
Temporary investments                    225,769            273,382
Receivables, less allowances              21,117             17,676
Inventories                               14,673             16,351
Income taxes refundable                    6,011                  -
Deferred income taxes                      5,331             11,731
Other current assets                       4,125              2,267
Total current assets                     424,826            458,448
Property, plant and equipment, net        50,366             51,547
Investments, maturities in excess of 1
 year                                     56,759             78,624
Deferred income taxes                     25,593             27,143
Other assets                               3,591              4,784

Total Assets                            $561,135           $620,546

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                          $8,876             $5,725
Accrued liabilities                       13,984             26,596
Income taxes payable                       4,030              3,593
Deferred revenue                           1,269              1,583
Other current liabilities                     44                 39
Total current liabilities                 28,203             37,536
Long-term debt                           182,070            241,570
Total Stockholders' equity               350,862            341,440

Total Liabilities and Stockholders'
 Equity                                 $561,135           $620,546




    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010 (Investor Relations)